CODE OF ETHICS
(the “Code”)

Davis Selected Advisers, L.P.
Davis Selected Advisers-NY, Inc.
Davis Distributors, LLC

as amended effective January 1, 2026

Table of Contents

  Background
  Statement of Principles and Standards of Business Conduct
  Policy Statement on Insider Trading
  Definitions
  Duty to Report Violations of the Code
  Acknowledgement of Receipt of this Code
  Reporting Requirements for Employees, Access Persons, and Independent Directors
  Restrictions Relating to Securities Transactions
  Exempted Transactions
  Service as a Director
  Sanctions
  Administration of the Code
  Approval and Review by Boards of Directors/Trustees

IMPORTANT: All Employees must read and acknowledge receipt and understanding of this Code.

  Background
    This Code has been approved by the Boards of Directors/Trustees of each of the Mutual Funds and ETFs for which Davis Advisors serves as Adviser or Sub-Adviser and is designed to comply with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940.
    This Code is designed to prevent fraud by reinforcing fiduciary principles that must govern the conduct of Employees. This Code sets forth standards of business conduct expected of Employees and addresses conflicts that arise from personal trading. Employees (i) must adhere to fiduciary standards, (ii) have obligations to Clients, (iii) may be required to restrict their personal trading, and (iv) may be required to report their personal securities transactions and holdings.
    Questions concerning this Code should be directed to the Compliance Department.
  Statement of Principles and Standards of Business Conduct
  Fiduciary Standards. This Code is based on the fundamental principle that Davis Advisors and its Employees must put a Client’s interests first. As an investment adviser, Davis Advisors has fiduciary responsibilities to its Clients, including the Mutual Funds and ETFs managed or sub-advised by Davis Advisors. Fiduciaries owe their clients a duty of honesty, good faith, and fair dealing. As a fiduciary, Davis Advisors must always act in its Clients’ best interests and must avoid or disclose conflicts of interests. Accordingly, all Employees must seek to avoid any actual or potential conflicts between their personal interests and the interests of Clients. In sum, all Employees shall place the interests of Clients before personal interests.
    Personal securities transactions. An Employee’s personal securities transactions may present an actual, potential, or apparent conflict or other risk that could harm Davis Advisors or its Clients. For Davis Advisors to identify and manage these conflicts and risks, Employees must disclose their personal brokerage accounts and holdings, preclear and receive approval for any trading accounts subject to this Code and conduct approved securities transactions in accordance with the requirements of this Code.
    Outside business activities. Employees are expected to put their responsibilities at Davis Advisors ahead of any outside business activities or second jobs and must avoid any activities, relationships or situations that might conflict with, or appear to conflict with, their duties on behalf of Davis Advisors. When an Employee is engaged in an approved outside business activity, they must be vigilant about any changes in the arrangement that may present a real or perceived conflict of interest with Davis Advisors. Refer to the Outside Business Policies & Procedures.
  Political contributions. Covered Associates, as defined in the “Pay to Play” Policy & Procedures, must adhere to contribution limits for their political contributions in support of candidates for political office in the U.S. Political contributions undertaken by Covered Associates must always be lawful and consistent with Davis Advisors’

  policies. Covered Associates may not coordinate or solicit third parties to make a contribution or payment to any candidate, officeholder, political party, political action committee, political organization, or bond ballot campaign in the U.S. Furthermore, Covered Associates may not do anything indirectly that, if done directly, would violate Davis Advisors’ policies or applicable regulation. Refer to the “Pay to Play” Policy & Procedures.
  Gifts and business entertainment. Employees may not offer, give, provide, or accept any gift or business entertainment unless such gift or entertainment:
  Is reasonable and customary under the circumstances;
  Is not lavish or extravagant nor excessive in frequency;
  Cannot be construed as a bribe, payoff, or kickback to obtain or retain business;
  Is an appropriate reimbursable business expense; and
  Does not violate any applicable law or regulation.

Refer to the Gifts, Meals & Entertainment Policy and Procedures.
  Compliance with Applicable Federal Securities Laws. All Employees must comply with applicable Federal Securities Laws as defined in this Code. Among other prohibitions, an Employee shall not: (i) employ any device, scheme or artifice to defraud a Client; (ii) make any untrue statement of a material fact (or omit to state a material fact necessary in order to make the statements made not misleading) to an Employee making investment decisions, to an officer, or to a member of the Compliance Department investigating securities transactions; (iii) engage in any act, practice, or course of business that operates or would operate as a fraud or deceit to a Client; or (iv) engage in any manipulative practice with respect to a Client. Questions regarding compliance with applicable Federal Securities laws may be directed to the Chief Compliance Officer.
  Policy Statement on Insider Trading

a.
Prohibitions. Davis Advisors has adopted Insider Trading policies and procedures that prohibit all Employees from trading on “inside information,” which is defined as material nonpublic information (“MNPI”) about the issuer of the security. Employees are prohibited from: (i) buying or selling any security while in the possession of inside information; (ii) communicating inside information to others; or (iii) using insider information about Davis Advisors’ securities recommendations or Client holdings, to benefit Clients or to gain personal benefit.

b.
Administration. The Chief Compliance Officer maintains written procedures reasonably designed to safeguard Client information and prevent an Insider Trading violation. For additional information, Employees should refer to the Insider Trading Policies and Procedures. Any Employee who believes he/she may be in possession of inside information should promptly inform the Chief Compliance Officer.
  Definitions
  “1940 Act” - the Investment Company Act of 1940, as amended.

  “Access Person” - any Employee (as defined in this Code) who: (i) has access to nonpublic information regarding any Client’s purchase or sale of securities or nonpublic information regarding any Client’s portfolio holdings, or (ii) are involved in making securities recommendations to Clients, or (iii) who has access to such recommendations that are nonpublic. The Compliance Department may also determine, in writing, to treat certain Employees who do not meet the definition of Access Person as Access Persons for the purposes of this Code.
  “Advisers Act” - the Investment Advisers Act of 1940, as amended.
  “Beneficial Ownership” - interpreted in the same manner as it would be under section 16a-1(a)(2) of the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.
  “Chief Compliance Officer” (“CCO”) - the individual so designated by Davis Selected Advisers, L.P., Davis Selected Advisers-NY, Inc., Davis Distributors, LLC, and each Mutual Fund or ETF for which Davis Advisors serves as Adviser.
  “Client(s)” - advisory clients of Davis Advisors.
  “Code” - this Code of Ethics.
  “Covered Security” - refers to a security in which a person covered under the Code has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such securities, and encompasses most types of securities, including, but not limited to:
  Shares of Mutual Funds advised or sub-advised by Davis Advisors
  Shares of ETFs
  Shares of stock (including both public and private companies)
  Ownership units in a private company or partnership
  Corporate bonds
  Bonds convertible into stock
  Options on securities (including options on stocks and stock indexes)
  Security futures (futures on covered securities)
  Shares of closed end funds
  Indirect investments in cryptocurrency (i.e., through cryptocurrency-related entities which derive a substantial amount of revenue therefrom) or funds investing primarily in cryptocurrency (e.g., private funds or ETFs)
The following do not present the opportunity for improper trading activities that Rule 204A-1 and Rule 17j-1 are designed to prevent and are therefore excluded from the definition of “Covered Security”:
  Shares of money market funds and other cash instruments (bank certificates, bankers’ acceptances, commercial paper, and other high quality short-term [less than 365-day original maturity] debt instruments, and repurchase agreements)
  Shares of Mutual Funds not advised or sub-advised by Davis Advisors

  Shares, Units, Phantom Units, and other securities evidencing an ownership interest in Davis Selected Advisers, L.P.
  U.S. Treasury Securities
  Obligations of U.S. Government Agencies
  Municipal bonds
  Commodities (such as agricultural products or metals) and options and futures on commodities that are traded on a commodities exchange
  Derivatives not specifically addressed under Covered Securities
  Direct investments in cryptocurrency (e.g., digital assets such as Bitcoin (BTC) and Ethereum (ETH)) are considered commodities and not securities, under current regulatory guidance. Therefore, purchases and sales of direct investments in cryptocurrency are not required to be pre-cleared or reported.
  “Davis Advisors” - Davis Selected Advisers, L.P., Davis Selected Advisers-NY, Inc., Davis Distributors, LLC, and all affiliated entities under common control, excluding any investment companies.
  “Dividend Reinvestment Plan” (DRIPs) - a stock purchase plan offered by a corporation whereby shareholders purchase stock directly from the company (usually through a transfer agent) and allow investors to reinvest their cash dividends by purchasing additional shares or fractional shares.
  “Employee” - Employee has the same meaning as “supervised persons” as defined in section 202(a)(25) of the Advisers Act and includes all employees of Davis Advisors, including directors, officers, partners thereof (or other persons occupying similar status), any temporary worker, intern, contractor, or independent contractor as designated by the CCO.
  “Equivalent Securities” - any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or Security otherwise convertible into that Security.
  “ETF” - Exchange-traded fund
  “Federal Securities Laws” - the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (1999), any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.
  “Independent Directors” - Directors/Trustees of any Mutual Fund or ETF for which Davis Advisors serves as adviser who are not “interested persons” of the Fund or Davis Advisors, as defined in the 1940 Act.

  “Initial Public Offerings” - an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act.
  “Investment Club” - a group of two or more people, each of whom contributes monies to an investment pool and participates in the investment making decision process and shares in the investment returns.
  “Investment Personnel” - Employees who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities for Client accounts (i.e., portfolio managers, traders, and analysts).
  “Mutual Funds” - registered open-end management investment companies. These include variable account funds which are a form of registered open-end management Investment Company.
  “Related Accounts” - accounts of spouses, dependent relatives and members of the same household, trustee and custodial accounts, or any other account in which the Employee/Access Person/Independent Director has a financial interest, direct or indirect control or influence, or over which the Employee/Access Person/Independent Director has investment discretion. Not applicable to securities acquired for accounts over which the Employee/Access Person/Independent Director has no direct or indirect control or influence regardless of financial interest.
  Duty to Report Violations of the Code
  Duty to Report Violations. An Employee who is aware of a potential violation of this Code has a duty to report such potential violation promptly to the Compliance Department.
  Compliance Department Procedures Regarding Reported Violations. The CCO shall maintain procedures which reasonably ensure that he/she is aware of all reported violations or potential violations of this Code.
In determining the materiality of the violation, among other considerations, the CCO may review:
  Indications of fraud, neglect, or indifference to Code provisions;
  Evidence of violation of law, policy or guideline;
  Frequency of repeat violations;
  Level of influence of the violator; and
  Any mitigating circumstances that may exist.

  Prohibition Against Retaliation. All Employees are prohibited from retaliating against an Employee who reports a violation or potential violation of this Code. An act of retaliation is itself a violation of this Code and subject to sanctions.

  Acknowledgement of Receipt of this Code
    Receipt of the Code Upon Employment, Job Transfer, or Notification of Change to Access Person.
    1.
    Employees. The Compliance Department shall ensure that each new Employee is provided a copy of this Code upon commencement of employment. Within ten (10) days of commencement of employment (the Employee’s first day on payroll), each Employee shall certify that he/she has read and understands this Code.
    2.
    Access Persons. Each new Access Person will be notified of his/her status as an Access Person upon commencement of their classification as such. Within ten (10) days of commencement of employment as an Access Person, each Employee shall certify that he/she has read and understands the provisions of the Code.
    Amendments to this Code. The Compliance Department shall ensure that all Employees (including Access Persons) receive a copy of this Code promptly after any amendments to this Code. Within ten (10) days of receiving a copy of the amended Code, each Employee shall certify that he/she has read and understands the provisions of the amended Code.
  Reporting Requirements for All Employees, Access Persons, and Independent Directors
  Reporting Requirements. All Employees, Access Persons, and certain Independent Directors are subject to different reporting requirements, as listed below. These requirements also apply to any/all transactions in Related Accounts.
Any holdings or transactions report may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the security to which the report relates.
1.
Initial Holdings Report.
a.
All Employees. All Employees must disclose their personal securities holdings in Mutual Funds (including variable account funds but excluding money market funds) and ETFs managed or sub-advised by Davis Advisors to the Compliance Department within ten (10) days of commencement of employment with Davis Advisors. Similarly, securities holdings of all new Related Accounts must be reported to the Compliance Department within ten (10) days of the date that such account becomes a Related Account to the Employee. Information in the initial holdings report must be current, as of a date no more than 45 days prior to the date the person becomes an Employee. The report must be provided in a form acceptable to the Compliance Department.
b.
All Access Persons. All Access Persons must disclose their Covered Security holdings (not exclusive to Mutual Funds and ETFs managed or sub-advised by Davis Advisors) to the Compliance Department within ten (10) days of commencement of employment as an Access Person with Davis Advisors. Similarly, Covered Security holdings of all new Related Accounts must be reported to the Compliance Department within ten (10) days of the date that such account becomes a Related Account to the Access Person. Information in the initial holdings report must be current, no more than 45 days prior to the date the person becomes an Access Person. An initial holdings report shall include at a minimum: the title, number of shares, principal amount, name of any broker/dealer or other financial institution with which the Access Person maintains an account that holds any Covered Security for the Access Person’s direct or indirect benefit, and date the Access Person submits the report.
c.
Independent Directors. Independent Directors are not required to make an initial holdings report.
2.
Annual Holdings Report.
a.
All Employees. All Employees must submit an annual holdings report to the Compliance Department. The annual holdings report must detail holdings in Mutual Funds (including variable account funds but excluding money market funds) and ETFs managed or sub-advised by Davis Advisors as of a date no more than 45 days before the report is submitted, for which the Compliance Department may mandate a single reporting date (e.g., as of December 31st). The report must be provided in a form acceptable to the Compliance Department.
b.
Access Persons. All Access Persons must submit an annual holdings report to the Compliance Department. The annual holdings report must detail all Covered Security holdings (not just Mutual Funds and ETFs managed or sub-advised by Davis Advisors) as of a date no more than 45 days before the report is submitted, for which the Compliance Department may mandate a single reporting date (e.g., as of December 31st). Annual holdings reports shall, at a minimum, contain the same information for each security which is required for an initial holdings report.
c.
Independent Directors. Independent Directors are not required to make an annual holdings report.
3.
Quarterly Transaction Report.
a.
All Employees. All Employees must submit a quarterly transactions report to the Compliance Department within 30 days after the end of each calendar quarter. The quarterly transactions report must detail all securities transactions in Mutual Funds (including variable account funds but excluding money market funds) and ETFs managed or sub-advised by Davis Advisors during the preceding calendar quarter. The report must be provided in a form acceptable to the Compliance Department. Employees are not required to report purchases or sales of Mutual Funds and ETFs which are not managed or sub-advised by Davis Advisors.
b.
Access Persons. All Access Persons must submit a quarterly transaction report to the Compliance Department within 30 days after the end of each calendar quarter. The quarterly transaction report must detail all Covered Security transactions (not just Mutual Funds and ETFs managed or sub-advised by Davis Advisors) in the preceding calendar quarter in which the Access Person had a direct or indirect beneficial interest. The quarterly transaction report shall include, at a minimum: the date of the transaction, title, number of shares, principal amount, nature of the transaction (e.g., purchase, sale, etc.), price at which the transaction was effected, name of the broker/dealer or other financial institution which executed the transaction, and date on which the Access Person submits the report. Exempt Transactions do not need to be reported. Access Persons are not required to list transactions for which confirmations/statements/automatic feeds have been provided. Access Persons shall affirm that their broker/dealer or other financial institution has been instructed to provide confirmations/statements/ automatic feeds for all reportable accounts. Access Persons shall also certify whether they have opened any new brokerage accounts during the quarter.
c.
Independent Directors. An Independent Director of a Mutual Fund or ETF for which Davis Advisors serves as adviser need only report a securities transaction if the Independent Director, at the time of that transaction, knew, or in the ordinary course of fulfilling the official duties of a director of such Mutual Fund or ETF, should have known, that during the 15-day period immediately preceding the date of the transaction by the Independent Director, the security was purchased or sold by any Mutual Fund or ETF, or was being considered for purchase or sale by any Mutual Fund or ETF for which he/she is a director. In reporting such transactions, Independent Directors must provide: the date of the transaction, a complete description of the security, number of shares, principal amount, nature of the transaction, price, commission, and name of broker/dealer or other financial institution through which the transaction was effected.
4.
Annual Certification of Compliance. All Employees/Access Persons/Independent Directors must certify annually to the Compliance Department that they have: (i) read, understood, and agree to abide by, the applicable portions of this Code; (ii) complied with all requirements of the Code, except as otherwise notified by the Compliance Department that they have not complied with certain of such requirements; and (iii) reported all required transactions under the Code.
5.
Review of Transactions and Holdings Reports and Certifications. The CCO or his/her designee shall review all transactions and holdings reports and certifications and such review shall include, at a minimum, the following, where appropriate:
a.
an assessment of whether all provisions of this Code were followed;
b.
a comparison of the personal trading to any insider-trading restricted lists;
c.
an assessment of whether the personal trading is in the same securities which Davis Advisors is trading for Clients and, if so, whether the Clients are receiving the best execution;
d.
a periodic analysis of the personal trading to identify any patterns that may be inconsistent with this Code.

  Restrictions Relating to Securities Transactions
  General Trading Restrictions for all Employees. The following prohibitions apply to all Employees and include their Related Accounts:
  1.
  Market Timing Mutual Funds. Mutual Funds managed or sub-advised by Davis Advisors (including variable account funds but excluding money market funds) are not intended to be used as short-term trading vehicles. Employees are prohibited from engaging in market timing any Mutual Fund (including variable account funds but excluding money market funds) managed or sub-advised by Davis Advisors in any manner which violates that Mutual Fund’s prospectus.
  2.
  Late Trading in Mutual Funds. Late trading in Mutual Funds is explicitly prohibited by law. Late trading occurs when a Mutual Fund order is received from a fund investor after the Mutual Fund’s trading deadline. Even though the Code does not require Employees to report purchases of Mutual Funds which are not managed or sub-advised by Davis Advisors, this Code prohibits Employees from engaging in or facilitating late trading any Mutual Fund.
  Additional Trading Restrictions for all Access Persons. Access Persons are defined in the definitions section of this Code. The Compliance Department will inform an Employee of his/her status as an Access Person, obtain a written acknowledgement thereof, and retain a current list of Access Persons. The following prohibitions apply to all Access Persons, in addition to the trading restrictions applicable to all Employees and include their Related Accounts:
1.
Clients to Receive Best Execution. If an Access Person purchases or sells a security that is purchased or sold by any Client on the same day at an inferior price, the Access Person will pay a penalty, adjusting his/her price to that of the Client. The Best Execution requirement applies only to Clients for which Davis Advisors executes portfolio transactions. Thus, for example, the Best Execution requirement applies to all Mutual Funds and ETFs managed or sub-advised by Davis Advisors and applies to all private accounts not subject to directed brokerage but does not apply to managed money/wrap accounts where a wrap sponsor executes Client portfolio transactions.
2.
Holding Period/Short-Swing Rule. Access Persons are prohibited from profiting on any sale and subsequent purchase, or any purchase and subsequent sale of the same (or Equivalent Security) security within 60 calendar days (“short-swing rule”). This 60-day holding period is measured from the time of the most recent purchase of shares of the relevant security by the Access Person using the last-in-first-out (LIFO) methodology and shall be inclusive of all Related Accounts. Opening option positions expiring in less than 60 calendar days will result in violations of the short-term trading ban. The short-term trading ban also applies to the purchase and subsequent gifting of Covered Securities.
In applying the short-swing rule, all transactions within a 60-day period in all accounts related to the Access Person will be taken into consideration in determining any short-term profits realized, regardless of his/her intentions to do otherwise (e.g., tax or other trading strategies). Should an Access Person realize short-term profits, the Access Person would be required to disgorge the profits.
3.
Restriction on Brokerage Accounts. Access Persons are required to submit a pre-clearance request to the Compliance Department to obtain written consent prior to opening a new brokerage account. Access Persons must notify the broker/dealer or other financial institution with which they are seeking to open such a brokerage account of their association with Davis. The Compliance Department will review the request and, if approved, will issue a letter in accordance with FINRA Rule 3210 to the broker/dealer or other financial institution requesting this document.
Upon opening a reportable brokerage account or obtaining an interest in a brokerage account that requires reporting, the account number must be provided within five (5) calendar days of funding the brokerage account via the compliance platform designated by the CCO or as otherwise permitted by the Compliance Department.
If the Access Person’s broker/dealer or other financial institution is able to provide electronic data feeds for reportable brokerage accounts to the Compliance platform, Davis Advisors will obtain account transactions and holdings electronically, following the completion of any appropriate authorizations by the Access Person as required by the broker/dealer or other financial institution. Further, Access Persons are required to provide account statements upon request from Compliance.
If the broker/dealer or other financial institution is unable to provide feeds to the Compliance platform, the Access Person is responsible for providing statements for such brokerage accounts to Compliance within 30 days after each quarter end. The CCO or his/her designee may provide exceptions to this provision on a limited basis.
Following termination of employment, it is the Access Person’s responsibility to withdraw consent from broker/dealers or other financial institutions who supply statements and/or electronic data transmissions to Davis for all brokerage accounts.
4.
Pre-clearance of Personal Securities Transactions.
a.
Pre-clearance. All Access Persons must obtain approval from the Compliance Department prior to effecting any securities transaction. Approval of a transaction, once granted, is effective only for the business day on which approval was granted or until the Access Person discovers that the information provided at the time the transaction was approved is no longer accurate. If an Access Person decides not to execute the transaction on the day pre-clearance approval is granted, or the entire trade is not executed, the Access Person must request pre-clearance again at such time as the Access Person wishes to execute the trade.
b.
Limited Exception from Pre-clearance. Access Persons do not need to pre-clear a purchase or sale of securities which meets all elements of any of the following exemptions:

i.
Blue Chip Companies. Purchases or sales of a Covered Security which: (A) do not exceed $50,000; (B) are listed either on a national securities exchange or traded over the counter; and (C) have a market capitalization greater than $5 billion;
ii.
Mutual Funds. Purchases or sales of shares issued by Mutual Funds managed or sub-advised by Davis Advisors. Note that Mutual Funds not managed or sub-advised by Davis Advisors are excluded from the definition of “Covered Security” and therefore not subject to pre-clearing; or
iii. Certain ETFs. Purchases or sales of ETFs, excluding single-stock ETFs, including those advised or sub-advised by Davis Advisors. Access Persons must preclear all transactions in Single Stock ETFs.
All securities purchased or sold pursuant to this Limited Exception from Pre-Clearance must be reported on quarterly transaction reports.
5.
Blackout Period for Purchases and Sales.
a.
Blackout Period. Access Persons may not purchase or sell a Covered Security on a day when there is a buy or sell order for a Client of Davis Advisors. Access Persons deemed Investment Personnel are further restricted in blackout periods. Investment Personnel may not purchase or sell a Covered Security if any purchase or sale of such securities has been made for a Client account in the prior seven (7) calendar days or can reasonably be anticipated for a Client account in the next seven (7) calendar days.
b.
Blue Chip Limited Exception from Blackout Period. The Blackout Period shall not apply to any purchase or sale of Covered Securities which: (i) does not exceed $50,000; (ii) are listed either on a national securities exchange or traded over the counter; and (iii) have a market capitalization greater than $5 billion. Securities purchased pursuant to this Blue Chip limited exception from the Blackout Period are still subject to the Best Execution requirement and must be reported on quarterly transaction reports.
6.
Initial Public Offerings. No Access Person shall acquire any securities in an initial public offering.
7.
Investment Clubs. No Access Person shall participate in any Investment Clubs.
8.
Private Placements. All purchases and sales of “private placement” securities of an Access Person (including all private equity partnerships, hedge funds, limited partnership, or venture capital funds) must be pre-cleared with the Compliance Department. No Access Person may engage in any such transaction unless the Compliance Department has previously determined, in writing, that the contemplated investment does not involve any potential for conflict with the investment activities of Davis Advisors’ Clients. However, Access Persons do not need to pre-clear private placement opportunities that are offered solely to Davis Advisors Employees (e.g., limited partnership units in Davis Advisors). If, after receiving the required approval, an Access Person has any material role in the subsequent consideration by any Client of an investment in the same or affiliated issuer, the Access Person must disclose his/her interest in the private placement investment to the lead portfolio manager for the Client being considered for the subsequent investment and to the Compliance Department.
9.
Excessive Trading. Access Persons shall not make more than sixty (60) Covered Securities trades in any calendar quarter. This prohibition shall not apply to Exempted Transactions.
  Trading Restrictions for Independent Directors.
The following restrictions apply only to Independent Directors, as defined in the definitions section of this Code.
1.
Restrictions on Purchases and Sales. No Independent Director may purchase or sell any security which, to the Independent Director’s knowledge at the time, is being purchased or is being considered for purchase (sold or being considered for sale) by any Mutual Fund or ETF for which he/she is a Director/Trustee. This prohibition shall not apply to Exempted Transactions.
2.
Restrictions on Trades in Securities Related in Value. The restrictions applicable to the transactions in securities by Independent Directors shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold by any Mutual Fund or ETF for which he/she is a Director/Trustee.
  Exempted Transactions
  The restrictions set forth in Restrictions Relating to Securities Transactions do not apply to the following exempted transactions. However, these transactions are subject to Reporting by Access Persons:
1.
Involuntary Transactions. Purchases or sales which are non-volitional on the part of the Employee (e.g., an in-the-money option that is automatically exercised by a broker; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without Employee consultation, to meet a margin call not met by the Employee).
2.
Pro-Rata Rights. Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.
3.
Gifts. The receipt of a bona fide gift of securities. Donations of securities, however, require pre-clearance.

4.
Managed Accounts. Purchases or sales in an account over which the Employee has no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by an investment adviser or trustee). The managed account shall be prohibited from purchasing initial public offerings or private placements without abiding by the procedures established under this Code to restrict investments by Access Persons in initial public offerings or private placements.
5.
Private Davis Patterned Accounts. Purchases or sales in an account operating as a Davis Advisors private account (i.e., where the assets in the account are those of Davis Advisors or its Employees) in which the investment portfolio is patterned after a client account (or an identifiable portion within the client account). Any securities transactions which are not aggregated with transactions executed by the Client account shall be subject to the same day best price penalty as described in the section of this Code entitled “Clients to Receive Best Execution.” Private Davis Patterned Accounts shall be prohibited from investing in initial public offerings or in private placements.
6.
Automatic Investment Plan. A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) brokerage accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a Dividend Reinvestment Plan (DRIP), Qualified tuition programs pursuant to Section 529 of the Internal Revenue Code, as well as Employer Stock Purchase Plans (plan to buy company stock, often at a discount, which are made on a set schedule with payroll deductions).
7.
Classes of Securities Exempted by the CCO. The CCO shall maintain a list of classes of securities which he/she has determined, in writing, do not present the opportunity for improper trading activities that Rule 204A-1 and Rule 17j-1 are designed to prevent. Factors which he/she may consider when determining whether or not a class of securities would be appropriate for any Client include whether: (i) purchasing such securities would be consistent with the Client’s reasonable expectations; (ii) they may assist the Client in pursuing its investment objective; (iii) they are consistent with the Client’s investment strategy; (iv) they will cause the Client to violate any of its investment restrictions; or (v) they will materially change the Client’s risk profile as described in documents which Davis Advisors has provided to the Client.
  Service as a Director
    Service as a Director. Access Persons are generally prohibited from serving on the Board of Directors of publicly traded companies unless the CCO determines, in writing, that such service is not inconsistent with the interests of Clients. The Access Person shall be prohibited from discussing the issuer with persons making investment decisions with respect to such issuer.
  Sanctions
  Sanctions may include, but are not limited to: (i) a letter of caution or warning, (ii) reversal of a trade, (iii) disgorgement of a profit or absorption of costs associated with a trade, (iv) fine or other monetary penalty, (v) suspension of personal trading privileges, (vi) suspension of employment (with or without compensation), (vii) termination of employment, (viii) civil referral to the SEC or other civil regulatory authorities, or (ix) criminal referral.
  Fines and other monetary penalties shall be contributed pro rata to Mutual Funds and ETFs for which Davis Advisors serves as adviser.
  In assessing sanctions, factors considered may include:
  The extent of harm (actual or potential) to Client interests;
  The extent of personal benefit or profit;
  Prior record of non-compliance;
  The degree to which there is a personal benefit or perceived benefit from unique knowledge obtained through employment with Davis Advisors;
  The level of accurate, honest, and timely cooperation from the violator; and
  Any mitigating circumstances that may exist.
  Administration of the Code
  Appointment of a Chief Compliance Officer. Davis Selected Advisers, L.P., Davis Selected Advisers-NY, Inc., Davis Distributors, LLC, and each of the Mutual Funds or ETFs for which Davis Advisors serves as adviser shall appoint a Chief Compliance Officer and keep a record for five years of the person(s) serving as Chief Compliance Officer and their dates of service.
  Administration of the Code. The CCO shall administer the Code and use reasonable diligence and institute procedures reasonably necessary to review reports submitted by persons reporting under this Code.
  Interpretations. The CCO shall interpret the Code, focusing upon achieving the goals of Rule 17j-1 and Rule 204A-1. Unless otherwise specified, all terms in the Code shall be interpreted consistently with the general understanding of such terms in Rule 17j-1, and Rule 204A-1. Inquiries arising in connection with personal securities trading should be resolved in favor of the Client, even at the expense of the interests of Davis Advisors and its Employees.
  Recordkeeping for the Code. The CCO shall maintain Code records at Davis Advisors’ principal place of business, which shall be made available to the SEC as legally required for examination. Code records shall include: (i) copies of all versions of the Code in effect; (ii) all violations of the Code and any action taken as a result of the violation; (iii) all reports made by Employees, Access Persons, and Independent Directors; (iv) records of all persons required to make reports under this Code; (v) records of all persons who were responsible for reviewing Code reports; and (vi) records of any decision to allow Access Persons to purchase Initial Public Offerings or Private Placements. All records shall be maintained for a period of five years.

  List of Employees, Access Persons, Independent Directors. The Compliance Department shall prepare a list of Employees, Access Persons, and Independent Directors, update the list as necessary, and maintain a record of former lists for a period of five years.
  Notice of Status as Access Person or Independent Director. The CCO shall notify each Access Person and Independent Director of their status, provide them with a copy of this Code, and obtain an acknowledgment from such person of receipt thereof.
  Notice of Material Amendments to the Code. The CCO shall provide notice of material amendments to the Code to every Employee.
  Exemptions to the Code.
  1.
  Exemptions for Mutual Funds or ETFs for which Davis Advisors Serves as Adviser. With respect to any Mutual Fund or ETF for which Davis Advisors serves as adviser, the Independent Directors of that Mutual Fund or ETF may exempt any person from application of any section(s) of the Code. A written memorandum shall specify the section(s) of this Code from which the person is exempted and the reasons therefore.
  2.
  Exemptions for All Other Clients. With regard to all Clients except Mutual Funds for which Davis Advisors serves as both adviser and principal underwriter, the CCO may exempt any person from application of any section(s) of this Code. A written memorandum shall specify the section(s) of this Code from which the person is exempted and the reasons therefore.
  Quarterly Directors/Trustees’ Report. The CCO shall, for each of the Mutual Funds or ETFs for which Davis Advisors serves as adviser, compile a quarterly report to be presented to the Board of Directors/Trustees of each such Mutual Fund or ETF. Such report shall discuss compliance with this Code and provide details with respect to any material failure to comply, including the actions taken by the CCO upon discovery of such failure.
  Annual Directors/Trustees’ Report. The CCO must, no less frequently than annually, provide a written report to the Independent Directors of Mutual Funds or ETFs for which Davis Advisors serves as adviser that, at a minimum:
1.
Describes any material issues that have arisen under the Code since the last report to the Independent Directors, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations. The annual written report may incorporate, by reference, information included in written quarterly reports previously presented to the Independent Directors; and
2.
Certifies that Davis Advisors has adopted procedures reasonably necessary to prevent Employees and Access Persons from violating the Code.

  Approval and Review by Boards of Directors/Trustees
The Board of Directors/Trustees (including a majority of the Independent Directors) of each of the Mutual Funds or ETFs managed or sub-advised by Davis Advisors must approve this Code. Additionally, any material changes to this Code must be approved by the Board of Directors/Trustees within six months following the adoption of any material change. Each Board of Directors/Trustees must base its approval of the Code, and any material changes to the Code, on the determination that the Code contains provisions reasonably necessary to prevent Employees from engaging in any conduct prohibited by Rule 17j-1. Prior to approving the Code or any material change to the Code, the Board of Directors/Trustees must receive a certification from the Mutual Fund or ETF (as applicable), the investment adviser, and principal underwriter that each has adopted procedures reasonably necessary to prevent Employees from violating this Code.

Appendix I – Personal Securities Trading Summary

A. Reporting – Quarterly within 30 days after the end of each calendar quarter
  All Employees – Transactions in mutual funds and ETFs managed or sub-advised by Davis Advisors
  Access Persons – Transactions in Covered Securities

B. Reporting – Annual
  All Employees – Holdings in mutual funds and ETFs managed or sub-advised by Davis Advisors
  Access Persons – Holdings in Covered Securities

C. Access Persons Only – Covered Securities – Trading and Reporting Restrictions

Covered	Not Covered (No Restrictions)
Davis Advisors Mutual Funds	Money Market Funds
ETFs	Non-Davis Advisors Mutual Funds
Private Investments	US Govt Securities
Corporate Bonds	Municipal Bonds
Convertibles	Commodities
Options/Futures	Cryptocurrency
Closed End Funds

D. Trading Restrictions – Access Persons Only (Including related accounts)
  Same day best price (this is not a Code violation)
  60 calendar day Holding Period/Short-Swing Rule (sale and subsequent purchase, or any purchase and subsequent sale of the same (or equivalent) securities)
  Must Preclear except
  Blue Chip exemption: listed companies with a market cap over $5 billion (national securities exchange or traded OTC) for transactions under $50,000
  Davis Advisors Mutual Funds
  ETFs (single stock ETFs must be precleared)

E. Blackout period – Mutual Funds or ETFs traded within 7 calendar days before or after but Blue Chip exemption still applies

F. All Brokerage Accounts must be precleared and approved by Compliance prior to account opening

G. No IPOs or Investment Clubs

Security Type	**Preclearance required**	**Include on quarterly & annual holdings reports**
Equities/Stocks		
company (national securities exchange or traded over the counter) with a market capitalization exceeding $5 billion ("Blue Chip limited exception")	no	yes
- all other	yes	yes
Exchange Traded Funds (ETFs)		
- single stock ETFs	yes	yes
- all other ETFs	no	yes
Corporate Bonds	yes	yes
Convertible Bonds	yes	yes
Municipal Bonds	no	no
Cash Instruments (Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase	no	no
U.S. Government Obligations and Debt (incl. U.S. Treasury securities)	no	no
Unit Investment Trusts		
- invested exclusively in one or more open-end funds, none of which are managed or sub-advised by DSA	no	no
- all other	yes	yes
Money Market Funds	no	no
Mutual Funds		
- managed or sub-advised by DSA	no	yes
- not managed or sub-advised by DSA	no	no
Closed End Funds	yes	yes
Options on securities and security futures	yes	yes
Cryptocurrencies	no	no
Private Placements	yes	yes
Securities issued by DSA	no	no
Commodities (such as agricultural products or metals), and options and futures on commodities that are traded on a commodities exchange	no	no

Special Transaction Types	**Preclearance required**	**Include on quarterly & annual holdings reports**
Managed Accounts	no	yes
Private Davis Patterned Accounts	no	yes
Initial Public Offerings (IPOs)	**strictly prohibited**	
Automatic Dividend Reinvestments	no	yes
Non-automatic Dividend Reinvestments	yes	yes
Tender offer transactions	yes	yes
Donation of securities	yes	yes
Sale of securities acquired by gift or inheritance	yes	yes
Acquisition of securities by gift or inheritance	no	yes
Automatic Investment Plan	no	yes
Pro-Rata Rights	no	yes
Involuntary Transactions	no	yes

List may not be inclusive of all types/details of personal securities transactions; see the Code of Ethics and consult with CCO for any questions. If any conflict arises between the this document and the Code of Ethics, the Code of Ethics will control.